Exhibit 3(jj)

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “STRATOS GOVERNMENT SERVICES, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF JANUARY, A.D. 2006, AT 5:35 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4099126 8100 060070023	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State
AUTHENTICATION: 4473585
DATE: 01-24-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:41 PM 01/24/2006
FILED 05.35 PM 01/24/2006
SRV 060070023 — 4099126 FILE

CERTIFICATE OF INCORPORATION
OF
STRATOS GOVERNMENT SERVICES, INC.
     FIRST: The name of the corporation is Stratos Government Services. Inc (the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400. New Castle County, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares, with
$ 01 par value per share. All such shares shall be of one class and shall be designated Common Stock.
     FIFTH: The name and mailing address of the sole incorporator of the Corporation is as follows: Christopher C. Taj, Steptoc & Johnson LLP, 1330 Connecticut Avenue, NW, Washington, DC 20036.
     SIXTH: The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation, and the following persons will serve as directors until the first annual meeting of stockholders or until his successor(s) are elected and qualified:
James J Parm
6901 Rockledge Drive
Suite 900
Bethesda, Maryland 20817
     SEVENTH: The business, property and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered.
          (a) to make, alter or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board of Directors;
          (b) subject to the laws of the State of Delaware, from time to time to sell, lease or otherwise dispose of any part or pans of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as the Board of Directors may deem best: and

          (c) in addition 10 the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board of Directors, to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of Said laws, of the Certificate of Incorporation of the Corporation as from time to time amended, and of its Bylaws.
     EIGHTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed of the laws of the State of Delaware and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
     NINTH: No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of this director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to lime. Any repeal or modification of this Article Ninth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.
     TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     IN WITNESS WHEREOF the undersigned, being the sole incorporate hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring, certifying and acknowledging that the facts herein stated are true and that this Certificate is his act and deed, and accordingly have hereunto set his hand, this 24th day of January, 2006.

/s/ Christopher C. Tai
Christopher C. Tai
Incorporator